                                                                EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

         AGREEMENT, made as of October 15, 1997 by and between GENERAL CREDIT CORP., a New York corporation with its offices at 370 Lexington Avenue, Suite 2000, New York, New York 10017 (the "Company"), and DONG HYUN KANG, an individual currently residing at 223B Crescent Lane, Cliffside Park, New Jersey 07010 (the "Employee").

         The parties hereto, in consideration of the premises and mutual covenants herein contained, hereby agree as follows:

         1. Employment: The Company hereby agrees to employ the Employee as the General Manager of Sales and the Employee hereby accepts such appointment on the terms and conditions hereinafter set forth.

         2. Duties: The employee shall be General Manager of Sales in New York and New Jersey (the "Territory"). The Employee shall have the authority to hire and fire any sales or customer relations employees of the Company working at his site(s). The Employee shall be subject to reasonable direction of the President of the Company.

         3. Company's Business: The Company is in the check factoring service business and is currently operating such business at 499 Seventh Avenue, North 704, New York, New York (the "Site"). It is the Company's plan to open up one additional site in the Territory in 1998 and one other site in the Territory in 1999, both of which targeting the Asian market. The Employee shall be in charge of operating and managing the day-to-day business at the three sites (the Site and the additional two new sites to be open in the Territory). In the event the Company wishes the Employee to manage more than three sites, then it shall be done only with the consent of the Employee. For each site, the Company shall provide, a sufficient number of uniformed and non-uniformed guards and armored and non-armored vehicles as requested by the Employee.

         4. Company's Covenants and Warranties: The Company covenants and warrants that during the term of this Agreement:

         (i) It will provide the Site and other sites the Employee are in charge of with the sufficient amount of capital at all times in order that the Employee may purchase any and all checks he wants to purchase on behalf of the Company. For the Site, the Company shall supply at least $1.5 million per day. Upon opening of other site(s), the amount of capital the Company is required to supply to the Employee per day shall be increased and fixed by and between the parties. On each Friday, the Employee shall provide the Company with an estimate of the monies required for purchasing checks for the following week. In the event the monies requested by the Employee for any week will be more than 110% of the monies provided by the Company in the immediately preceding week, then the Employee shall provide the Company with a two-week prior notice.

         (ii) It will continue to operate a check factoring business at 499 Seventh Avenue, North 704, New York, New York with business hours from 9:30 a.m. to 6:30 p.m. from Monday through Friday;

         (iii) The Employee shall have the full authority to conduct the day-to-day business at the Site and two other sites in the Territory, including the decision to purchase any checks offered for sale; and

         (iv) The fee collected by the Company for factoring a check shall not exceed the competitive market rate.

         5. Employee's Covenants and Warranties: The Employee covenants and warrants that during the term of this Agreement he will not purchase any checks made payable to an individual without the prior consent of the Company.

         6. Base Salary: During the term of this Agreement, the Employee shall receive from the Company a compensation at the rate of $2,500.00 per week, which shall be increased each year at the increment of 5% or CPI, whichever is greater,

         7. Bonuses: In addition to the base salary set forth above, the Employee shall be entitled to receive the following bonuses from the Company:

         (i) First Bonus: $30,000 per year if the Weekly Average Sales Amount (as hereinbelow defined) is equal to or greater than $2.1 million; and

         (ii) Second Bonus: $50,000 per year if the Weekly Average Sales Amount is equal to or greater than $2.6 million; and

         (iii) Third Bonus: $70,000 per year if the Weekly Average Sales Amount is equal to or greater than $3.1 million; and

         (iv) Fourth Bonus: $90,000 per year if the Weekly Average Sales Amount is equal to or greater than $3.6 million.

         (b) For the purpose of calculating the Weekly Average Sales Amount, the following formula shall be used:

         (i) Add the annual sales amount from October 15 to October 14 from each site at which the Employee is in charge (the "Total Annual Sales"); then

         (ii) Subtract from the Total Annual Sales the Net Bad Debt (as defined hereinbelow) from each site at which the Employee is in charge (The amount equal to the "Total Annual Sales" less "Net Bad Debt" shall hereinafter be defined as the "Net Annual Sales"); then

         (iii) Divide the Net Annual Sales by 52 (the "Weekly Average Sales Amount").

         (c) For the purpose of calculating the Net Bad Debt, the following formula shall be used;

         (i) Add the total amount of the checks which are purchased by the Company at the sites managed by the Employee and dishonored by the paying bank and remain uncollected as of October 14 each year; then

         (ii) Add, if there are any losses arising out of robberies during the same period while the monies are en route to a customer, the amount lost in each such robbery less $15,000 if such robbery took place while the monies were being delivered by one delivery person, and $40,000 if such robbery took place while the monies were being delivered by two delivery persons.

         (ii) Subtract any and all losses arising out of or due to theft or errors committed by the employees of the Company; then

         (iii) Subtract any and all bad debts arising out of the checks dishonored by the paying bank 30 days or thereafter from the date of the purchase of such check by the Company; then

         (iv) Subtract any and all bad debt costs paid for by the Employee pursuant to the term of the Contract for Sale and Purchase dated September 30, 1997 and entered by and between Ace Venture, Inc., as seller, and the Company, as buyer.

         (d) The Employee's bonus may be reduced by the Company under the following circumstance:

         (i) The First Bonus may be reduced by the amount equal to the difference between the Net Bad Debt and $45,000 if the Net Bad Debt for such year is greater than $45,000;

         (ii) The Second Bonus may be reduced by the amount equal to the difference between the Net Bad Debt and $55,000 if the Net Bad Debt for such year is greater than $55,000;

         (iii) The Third Bonus may be reduced by the amount equal to the difference between the Net Bad Debt and $65,000 if the Net Bad Debt for such year is greater than $65,000;

         (iv) The Fourth Bonus may be reduced by the amount equal to the difference between the Net Bad Debt and $75.000 if the Net Bad Debt for such year is greater than $75,000.

         $45,000, $55,000, $65,000 and $75,000 shall hereinafter be defined as the "Bad Debt Ceilings."

         (e) In no event, however, the Employee shall be responsible to pay for any bad debt generated during the course of managing the Company's business. The Employee's responsibility with respect to the bad debts shall be solely limited to the possible reduction of bonuses he may otherwise be entitled to as set forth above.

         (f) The bonuses shall be given to the Employee on or before October 25 of each applicable year.

         (g) In the event the Employee is not qualified to receive a bonus or fails to qualify for a bigger bonus in any given year because the Net Bad Debt for such year exceeds a Bad Debt Ceiling but such bad debt is collected subsequent to October 14, then the Net Bad Debt shall be reduced by the amount collected and the amount of the bonus the employee is entitled to shall be readjusted based on the new amount of the Net Bad Debt.

         8. Employee Expenses. The Company shall give to the Employee an expense allowance in the fixed amount of $750.00 per month for gas, auto insurance and parking expenses. Said allowance shall be increased by 5% per year.

         9. Vacation. The Employee shall be entitled to a 4-week paid vacation time per year.

         10. Term. This Agreement shall be valid for a period of Ten (10) years commencing October 15, 1997, unless earlier terminated by the terms of this Agreement.

         11. Medical Insurance. The Company shall provide for the Employee, his spouse and family dependents a medical insurance reasonably satisfactory to the Employee.

         12. Death or Inability During Employment. If the Employee dies or becomes permanently or totally disabled during the term of this Agreement, the Company shall pay to the Employee the base salary which would otherwise be payable to the Employee, for a period of twelve (12) months after the date on which the Employee's death or disability occurred.

         13. Minimum Quota. (a) On the express condition that the Company satisfies all of the conditions set forth in Section 4 of this Agreement, the Employee shall be responsible for each year for generating a Weekly Average Sales Amount of not less than $1.8 million (the "Minimum Quota").

         (b) In the event, however, the Company breaches any of the conditions set forth in Section 4 of this Agreement or fails to furnish the amount of capital requested by the Employee on five (5) separate occasions per year, then it shall be automatically presumed that the Employee had generated $3.6 million as the Weekly Average Sales Amount for such year for the purposes of this Section and calculating the Employee's bonus. In the event the Company fails to supply the whole amount of capital requested by the Employee and the Employee fails to fully utilize such lesser sum delivered by the Company, then the Company's failure to supply the full amount requested by the Employee shall not be deemed a breach.

         (c) In the event, the Employee fails to meet the Minimum Quota in any given year for no fault of the Company, then the Company and the Employee shall renegotiate in good faith to adjust the base salary and the bonus.

         14. Governing Law. This Agreement shall be construed pursuant to the laws of the State of New York.

         15. Captions. Paragraph titles or captioned contained in this Agreement are inserted only as matter of convenience and/or reference, and they shall in no way be construed as limiting, extending, defining or describing either the scope or intent of this Agreement or of any provision hereof.

         16. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements with respect to the subject matter of this Agreement. No modifications, amendments or waivers of any of the provisions of this agreement shall be effective unless made in writing and signed by both parties.

         17. Confidentiality. The Employee acknowledges that the information and data obtained by him while employed by the Company concerning the business or affairs of the Company, or any subsidiary of the Company (the "Confidential Information") are the property of the Company or such subsidiary. Therefore, the Employees agrees that he shall not during the term of this Agreement disclose to any unauthorized person or use his own account any Confidential Information without the prior written contract of the Company. Upon termination of this Agreement or termination of the Employee's employment of the Company, however, the Employee may use the information on the Company's customers at the Site and other sites managed by the Employee for his own benefit and use.

         18. Attorney's Fees. In the event that either party shall be required to retain the services of an attorney to enforce any of his or its rights hereunder, the prevailing party in any arbitration or court action shall be entitled to receive from the other party all costs and expenses including the court costs and attorneys' fees incurred by his or it in connection therewith,

         19. Amendment. This Agreement may not be amended, modified, superseded, canceled or terminated, and any of the matters, covenants, representations, warranties or conditions hereof may not be waived, except by a written instrument executed by the Company and the Employee or, in the case of a waiver, by the party to be charged with such waiver.

         20. Definition. The term "year" as used in this Agreement shall be defined as the year commencing October 15 and ending October 14.

         IN WITNESS WHEREOF, the Company and the Employee caused this agreement to be executed as of the day and year first above written.

                                 THE COMPANY
                                 GENERAL CREDIT CORP.

                                 By: /s/ Gerald Nimberg
                                     -----------------------------
                                     Name:  Gerald Nimberg
                                     Title: President

                                 EMPLOYEE
                                 DONG HYUN KANG

                                 /s/ Dong Hyun Kang
                                 -------------------------------